Exhibit 10.13

***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***

EXCLUSIVE LICENSE AGREEMENT

by and between

AMGEN INC.

and

JASPER THERAPEUTICS, INC.

Dated as of November 21, 2019

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into as of November 21, 2019 (the “Effective Date”) by and between AMGEN INC., a Delaware corporation having an address at One Amgen Center Drive, Thousand Oaks, California (“AMGEN”), and JASPER THERAPEUTICS, INC., a Delaware corporation having an address at 725 Mariposa Avenue, Mountain View, California CA 94041 (“JASPER”). JASPER and AMGEN are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, AMGEN possesses certain rights to patents and other intellectual property related to the Products (as hereinafter defined);

WHEREAS, JASPER desires to license from AMGEN such intellectual property rights, and to commercially develop, manufacture, use and distribute Products based upon the same throughout the world, and AMGEN desires to grant such a license to JASPER in accordance with the terms and conditions of this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Parties are entering into an assignment and assumption agreement (the “Assignment Agreement”), providing for the assignment to Jasper of the Stanford Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Parties are entering into a Series A-2 Preferred Stock Purchase Agreement, providing for the issuance to AMGEN of JASPER’s Series A-2 Preferred Stock.

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article 1. DEFINITIONS

All references to particular Exhibits, Articles or Sections shall mean the Exhibits to, and Articles and Sections of, this Agreement, unless otherwise specified. For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

Section 1.1 “Abandoned Patent Right” shall have the meaning set forth in Section 4.2 (AMGEN Step-In Right).

Section 1.2 “Agreement” shall have the meaning set forth in the Preamble.

Section 1.3 “Affiliate” means, with respect to any Person, any other Person which controls, is controlled by or is under common control with such Person, for as long as such control exists. For purposes of this Section, “control” shall mean the direct or indirect ownership of more than fifty percent (50%) of the voting or economic interest of a Person, or the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of a Person. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party.

Section 1.4 “AMG 191” shall have the meaning set forth in Section 1.53 .

Section 1.5 “AMG 191 DMFs” means Type II Drug Master File Numbers […***…], […***…], and […***…], the information contained therein, and any foreign equivalents thereof.

Section 1.6 “AMGEN” shall have the meaning set forth in the Preamble.

Section 1.7 “AMGEN Acquiree” shall have the meaning set forth in Section 10.10 .

Section 1.8 “AMGEN Acquisition” shall have the meaning set forth in Section 10.10.

Section 1.9 “AMGEN Indemnified Parties” shall have the meaning set forth in Section 7.1.2 (By JASPER).

Section 1.10 “Arbitrators” shall have the meaning set forth in Section 10.5 (Dispute Resolution).

Section 1.11 “Assignment Agreement” shall have the meaning set forth in the Recitals.

Section 1.12 “Change of Control” means, with respect to JASPER, the sale of all or substantially all the assets relating to the Product; any merger or consolidation of JASPER with, by or into another Person; or any change in the beneficial ownership of more than fifty percent (50%) of the voting capital stock of JASPER in one or more related transactions.

Section 1.13 “Clean Team” shall have the meaning set forth in Section 3.1.3.

Section 1.14 “Commercially Reasonable Efforts” means, with respect to a Party, those efforts and resources commensurate with those efforts commonly used in the biopharmaceutical industry by a company of comparable size in connection with the development or commercialization of pharmaceutical or biotechnology products that are of similar status, including, […***…], and other relevant factors such as technical, legal, scientific or medical factors. In determining the level of efforts constituting “Commercially Reasonable Efforts,” the following shall not be taken into account: (a) any other pharmaceutical product JASPER is then researching, developing or commercializing, alone or with one or more collaborators, or (b) any payment required to be made to AMGEN under the Investment Documents.

Section 1.15 “Confidential Information” shall have the meaning set forth in Section 8.1.1 (Confidential Information).

Section 1.16 “Control” or “Controlled” means, with respect to any Know-How, material, Patent Right, or other intellectual property right, the possession (whether by ownership or license) by a Party or its Affiliate of the ability to grant to the other Party a license or access as provided herein to such Know-How, material, Patent Right, or other intellectual property right, without violating the terms of any agreement or other arrangement with any Third Party, or being obligated to pay any royalties or other consideration therefor, in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license or access; provided, however, that if (a) AMGEN would Control any Know-How, material, Patent Right, or other intellectual property right but for an obligation to pay royalties or other consideration in connection with a grant to JASPER of such Know-How, material, Patent Right, or other intellectual property right and (b) JASPER agrees in writing to reimburse AMGEN for all such royalties or other consideration, then such Know-How, material, Patent Right, or other intellectual property right shall be deemed Controlled by AMGEN.

Section 1.17 “Cover” means (a) with respect to Know-How, such Know-How was used in the Exploitation of the Product, and (b) with respect to a Patent Right, a Valid Claim would (absent a license thereunder or ownership thereof) be Infringed by the Exploitation of the product; provided, however, that in determining whether a Valid Claim that is a claim of a pending application would be Infringed, it shall be treated as if issued as then currently being prosecuted. Cognates of the word “Cover” shall have correlative meanings.

Section 1.18 “Covered Individuals and Entities” (or, in the singular, “Covered Individual and Entity”) means an HCP, HCI, Payor, Purchaser, Healthcare Industry Professional Society and Trade Association, and entities owned or operated by an HCP, HCI, Payor, Purchaser, or Healthcare Industry Professional Societies or Trade Association. Additionally, the capitalized terms used in the above definition are defined as follows:

“Healthcare Industry Professional Society and Trade Association” shall mean a non-profit or tax exempt healthcare industry organization seeking to further a particular profession, the interests of individuals engaged in that profession, or the public interest (examples of such include without limitation the American Society of Hematology, the North American Society for Dialysis and Transplantation, the American Society of Hypertension, the American Cancer Society and the American Society of Clinical Oncology).

“Healthcare Institution” or “HCI” shall mean a facility that provides health maintenance, or treats illness and injury, and can include without limitation any hospital, convalescent hospital, dialysis center, health clinic, nursing home, extended care facility, or other institution devoted to the care of sick, infirm, or aged persons, and is in a position to purchase or influence a purchasing decision for any human therapeutic product marketed, distributed, or sold or any service related thereto provided by or on behalf of Amgen or any of its Affiliates (each an “Amgen Therapeutic Product”).

“Healthcare Professional” or “HCP” shall mean any person licensed to prescribe an Amgen Therapeutic Product, as well as anyone working for a person licensed to prescribe an Amgen Therapeutic Product and/or in a position to influence a purchasing decision, including without limitation physicians and other providers (e.g., nurses, pharmacists), dialysis providers, and other office personnel.

“Payor” shall mean an organization, including without limitation its directors, officers, employees, contractors and agents, whether private or governmental (e.g., Centers for Medicare and Medicaid Services, Veterans Administration), that provides medical and/or pharmacy plans for covering and reimbursing patients and/or Healthcare Professionals from medical expenses incurred, including without limitation managed care organizations, pharmacy benefit managers, health maintenance organizations, other healthcare coverage providers, and any similar such organization.

“Purchaser” shall mean an individual or entity, including without limitation wholesalers, pharmacies, and group purchasing organizations, that purchase an Amgen Therapeutic Product to sell to members of the healthcare community or that are authorized to act as a purchasing agent for a group of individuals or entities who furnish healthcare services.

Section 1.19 “Defending Party” shall have the meaning set forth in Section 4.4 (Defense of Third Party Claims).

Section 1.20 “Definitive Stanford License Agreement” shall have the meaning set forth in Section 3.2.

Section 1.21 “Designated Investment Document Terms” means:

(a)	Article Fourth, Section (B)(1)(b) of the JASPER Charter;

(b)	Article Fourth, Section (B)(2.1.2) of the JASPER Charter;

(c)	Article Fourth, Section (B)(3.4) of the JASPER Charter;

(d)	Article Fourth, Section (B)(4.7) of the JASPER Charter;

(e)	Article Fourth, Section (B)(4.8) of the JASPER Charter;

(f)	The last sentence of Article Fourth, Section (B)(5.1) of the JASPER Charter;

(g)	Section 2.4 of the Voting Agreement;

(h)	The eighth and ninth lines of Section 3.4 of the Voting Agreement;

(i)	Section 7.8(h) of the Voting Agreement; and

(j)	Sections 1, 2 and 3 of the Side Letter.

Section 1.22 “Disclosing Party” shall have the meaning set forth in Section 8.1.1 (Confidential Information).

Section 1.23 “Effective Date” shall have the meaning set forth in the Preamble.

Section 1.24 “EMA” means the European Medicines Agency or any successor entity thereto.

Section 1.25 “Enforcing Party” shall have the meaning set forth in Section 4.3.3 (Cooperation with Respect to Enforcement).

Section 1.26 “Exploit” means to research, develop, make, have made, use, market, offer for sale, sell, import, export or otherwise exploit, or transfer possession of or title in, a product. Cognates of the word “Exploit” shall have correlative meanings.

Section 1.27 “FDA” means the United States Food and Drug Administration or any successor entity thereto.

Section 1.28 “First Commercial Sale” means, with respect to a Product in any country, the first sale for end use or consumption of such Product in such country after Marketing Approval has been granted in such country.

Section 1.29 “FTE Rate” means $[…***…] per hour.

Section 1.30 “Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

Section 1.31 “Infringe” or “Infringement” means any infringement of a Patent Right, including, without limitation, direct infringement, contributory infringement or any inducement to infringe.

Section 1.32 “Initiation” means, with respect to a clinical trial, the first dosing in the first patient in such clinical trial.

Section 1.33 “Investment Documents” means the Series A-2 Preferred Stock Purchase Agreement, the Side Letter, the Voting Agreement, and the JASPER Charter.

Section 1.34 “Issuing Party” shall have the meaning set forth in Section 8.2.2 (Review).

Section 1.35 “JASPER” shall have the meaning set forth in the Preamble.

Section 1.36 “JASPER Charter” means JASPER’s Amended and Restated Certificate of Incorporation.

Section 1.37 “JASPER Indemnified Parties” shall have the meaning set forth in Section 7.1.1 (By AMGEN).

Section 1.38 “Know-How” means techniques, technology, trade secrets, inventions (whether patentable or not), methods, know-how, data and results (including pharmacological, toxicological and clinical data and results), analytical and quality control data and results, regulatory documents, and other information, compositions of matter, cells, cell lines, antibodies, assays, animal models and other physical, biological, or chemical material.

Section 1.39 “Law” means, individually and collectively, any and all laws, ordinances, rules, directives, administrative circulars and regulations of any kind whatsoever of any Governmental Authority within the applicable jurisdiction.

Section 1.40 “Licensed Data” means all Know-How that constitutes data or study results, in each case, that both (a) is Controlled by AMGEN or its Affiliates as of the Effective Date or during the Term and (b) was actually generated by or on behalf of AMGEN or its Affiliates in the research, development or manufacturing of a Product prior to the Effective Date.

Section 1.41 “Licensed Field” means any and all uses.

Section 1.42 “Licensed Know-How” means all Licensed Non-Data Know-How and Licensed Data.

Section 1.43 “Licensed Non-Data Know-How” means all Know-How (other than Licensed Data) that both (a) is Controlled by AMGEN or its Affiliates as of the Effective Date or during the Term and (b) was actually used by or on behalf of AMGEN or its Affiliates in the research, development or manufacturing of a Product prior to the Effective Date, including the Know-How identified as Licensed Non-Data Know-How on Exhibit A. For clarity, “Licensed Non-Data Know-How” includes any intellectual property rights under any Patent Rights Controlled by AMGEN or its Affiliates as of the Effective Date to the extent that the foregoing remain Know-How and are not included in Licensed Patents.

Section 1.44 “Licensed Patents” means (a) the Patent Rights set forth on Exhibit B (the “Scheduled Patents”) and (b) all other Patent Rights that claim priority to (i) any of the Scheduled Patents or (ii) any Patent Right to which any of the Scheduled Patents claim priority.

Section 1.45 “Lonza” shall have the meaning set forth in Section 3.1.1.

Section 1.46 “Manufacturing Information” shall have the meaning set forth in Section 3.1 .

Section 1.47 “Manufacturing Information Purpose” shall have the meaning set forth in Section 3.1.3.

Section 1.48 “Marketing Approval” means all approvals, licenses, registrations or authorizations of the Regulatory Authority in a country, necessary for the manufacture, use, storage, import, marketing and sale of a Product in such country.

Section 1.49 “Party” and “Parties” shall have the meaning set forth in the Preamble.

Section 1.50 “Patent Rights” means any provisional and non-provisional patents and patent applications, together with all additions, divisions, continuations, continuations-in-part, substitutions, and reissues claiming priority thereto, as well as any re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates, renewals and the like with respect to any of the foregoing and all foreign counterparts thereof.

Section 1.51 “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

Section 1.52 “Phase 2 Clinical Trial” means any human clinical trial of a Product conducted mainly to test the effectiveness of chemical or biologic agents or other types of interventions for purposes of identifying the appropriate dose for a Phase 3 Clinical Trial for a particular indication or indications that would satisfy the requirements of 21 CFR § 312.21(b) or its non-United States equivalents. A Phase 2/3 Clinical Trial shall be deemed to be a Phase 2 Clinical Trial with respect to the portion of that clinical trial that is regarded as its Phase 2 component, in accordance with the applicable protocol.

Section 1.53 “Product” means any product that contains (a) AMGEN’s proprietary monoclonal antibody known as AMG 191 (“AMG 191”), (b) one or more of the sequences claimed in the Specified Patent Families or (c) any antibody or antigen-binding fragment of (a) or (b), in each case ((a)-(c)), whether alone or in combination with other active ingredients, and in any form, formulation or delivery mode.

Section 1.54 “Receiving Party” shall have the meaning set forth in Section 8.1.1 (Confidential Information).

Section 1.55 “Regulatory Authority” means any Governmental Authority or other authority responsible for granting Marketing Approvals for a Product, including the FDA, EMA and any corresponding national or regional regulatory authorities.

Section 1.56 “Regulatory Exclusivity” means, with respect to a Product, any exclusive marketing rights or data exclusivity rights conferred by the applicable Regulatory Authority with respect to such Product other than a Patent Right.

Section 1.57 “Regulatory Filing” means any filing with any Governmental Authority with respect to the research, development, manufacture, distribution, pricing, reimbursement, marketing or sale of a Product.

Section 1.58 “Release” shall have the meaning set forth in Section 8.2.2 (Review).

Section 1.59 “Restricted Period” means the period beginning on the Effective Date and ending at 11:59 pm (US Pacific Time) on the […***…] anniversary of the Effective Date.

Section 1.60 “Retained Patent Rights” shall have the meaning set forth in 4.3.2 (Retained Patent Rights).

Section 1.61 “Reviewing Party” shall have the meaning set forth in Section 8.2.2 (Review).

Section 1.62 “Sale Transaction” shall have the meaning set forth in Section 10.9 (Successors and Assigns).

Section 1.63 “Sensitive Manufacturing Information” shall mean Manufacturing Information that is not described in Exhibit D or Section 3.1.2. For the avoidance of doubt, Sensitive Manufacturing Information shall include all Manufacturing Information that is contained in the AMG 191 DMFs.

Section 1.64 “Side Letter” shall mean the Side Letter re: Series A-2 Preferred Stock, dated as of the Effective Date, between the Parties.

Section 1.65 “Specified Patent Families” shall mean (a) U.S. Patent No. […***…], (b) U.S. Patent No. […***…], and (c) any Patent Right that claims priority to (i) any of the foregoing or (ii) any Patent Right to which any of the foregoing claims priority.

Section 1.66 “Stanford” shall mean The Board of Trustees of the Leland Stanford Junior University.

Section 1.67 “Stanford Agreement” shall mean the Investigator Sponsored Research Agreement dated June 18, 2013, by and between Stanford (on behalf of […***…]) and Amgen, as amended.

Section 1.68 “Sublicensee(s)” shall mean any Third Party to which JASPER has granted a sublicense under this Agreement.

Section 1.69 “Term” shall have the meaning set forth in Section 9.1 (Term).

Section 1.70 “Territory” means the entire world.

Section 1.71 “Third Party” means a Person other than (a) AMGEN or any of its Affiliates and (b) JASPER or any of its Affiliates.

Section 1.72 “Third Party Acquirer” shall have the meaning set forth in Section 10.10.

Section 1.73 “Valid Claim” means a claim of any issued and unexpired patent or a pending patent application within the Licensed Patents that has not been held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision can no longer be appealed or was not appealed within the time allowed; provided, however, that if a claim of a pending patent application within the Licensed Patents shall not have issued within […***…] years after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until it issues.

Section 1.74 “Voting Agreement” shall mean the Voting Agreement, dated as of the Effective Date, among the Parties and the other parties named therein.

Article 2. LICENSE GRANT

Section 2.1 Grant. Subject to the terms and conditions of this Agreement (including, without limitation, Section 9.1), AMGEN hereby grants, and hereby causes any of its Affiliates to grant, to JASPER (a) an exclusive (even as to AMGEN and its Affiliates), sublicenseable (but subject to, and only in accordance with, Section 2.2 (Sublicenses)), license under the Licensed Patents, (b) an exclusive (even as to AMGEN and its Affiliates), sublicenseable (but subject to, and only in accordance with, Section 2.2 (Sublicenses)), license under the Licensed Data, and (c) a non-exclusive, sublicenseable (but subject to, and only in accordance with, Section 2.2 (Sublicenses)) license under the Licensed Non-Data Know-How, in each case, to Exploit Products in the Licensed Field in the Territory during the Term. Notwithstanding the foregoing, the Licensed Know-How shall be sublicenseable only in connection with the rights of JASPER with respect to a Product.

Section 2.2 Sublicenses.

2.2.1 Sublicenses Generally.

(a)	During the period from the Effective Date until the date of AMGEN’s receipt of the Percentage (as defined in the Side Letter) (the “Payment Period”), the licenses granted under Section 2.1 (Grant) may be sublicensed (with the right to sublicense through multiple tiers) by JASPER, in full or in part, to (i) any of its wholly owned subsidiaries, (ii) any of its Affiliates with AMGEN’s written consent (such consent not to be unreasonably withheld, conditioned or delayed, provided that, for clarity, any withholding of consent shall not be deemed unreasonable if AMGEN has a reasonable concern about value of the licenses granted herein transferring to a JASPER Affiliate from which AMGEN will not be entitled to direct or indirect compensation via […***…]), or (iii) pursuant to a bona fide arms-length licensing transaction with an Affiliate or Third Party, in each case, documented in a written agreement, provided, however, that as a condition precedent to and requirement of any such sublicense: (A) such sublicense shall be consistent with and subject to the terms and conditions of this Agreement, (B) JASPER will continue to be responsible for full performance of JASPER’s obligations under the Agreement and will be responsible for all actions of such Affiliate or Sublicensee as if such Affiliate or Sublicensee were JASPER hereunder, and (C) Amgen will have no direct obligation to such Affiliate or Sublicensee in connection with its Exploitation of a Product.

(b)	Following the Payment Period, the licenses granted under Section 2.1 (Grant) may be sublicensed (with the right to sublicense through multiple tiers) by JASPER, in full or in part, to any of its Affiliates or a Third Party, documented in a written agreement, provided, however, that as a condition precedent to and requirement of any such sublicense: (i) such sublicense shall be […***…] Amgen will have […***…] in connection with […***…].

(c)	With respect to any sublicense granted to (i) an Affiliate that is not a wholly owned subsidiary of Jasper or (ii) a Third Party, JASPER shall furnish AMGEN with (A) written notice of any such sublicense within […***…] following execution of the applicable sublicense agreement, and (B) a fully executed copy of such sublicense agreement promptly after its execution, subject to redaction as JASPER or such Third Party Sublicensee reasonably believes necessary to comply with confidentiality obligations, provided, however, that no information that is reasonably necessary for AMGEN to ensure compliance by JASPER of its obligations hereunder shall be redacted. The terms of any such sublicense agreement shall be Confidential Information of JASPER. AMGEN shall use such sublicense agreement solely for the purpose of monitoring JASPER’s compliance with its obligations under this Agreement and enforcing AMGEN’s rights under this Agreement.

Section 2.3 Transfer of Licensed Know-How. AMGEN shall transfer to JASPER the Licensed Non-Data Know-How listed on Exhibit A in accordance with the standards and procedures on Exhibit A. Thereafter, subject to Section 3.1, AMGEN shall have no obligation to transfer to JASPER any additional materials or Know-How.

Section 2.4 No Other Rights. Each Party acknowledges that the rights and licenses granted under this Article 2 (License Grant) and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights of a Party that are not specifically granted herein are reserved to such Party.

Section 2.5 Limited Exploitation Rights. Without limiting the provisions of Section 2.4 (No Other Rights), JASPER agrees (on behalf of itself and its Affiliates), and shall cause each of its Sublicensees to agree as a condition to the grant of a sublicense, not to Exploit any Licensed Know-How or Licensed Patents for any products other than a Product.

Article 3. MANUFACTURING, STANFORD AGREEMENT

Section 3.1 Manufacturing. Notwithstanding anything in this Agreement to the contrary, AMGEN shall have no obligation under this Agreement to transfer to JASPER, its Affiliates or any Third Party any confidential or proprietary information or Know-How related to the manufacture of AMG 191 (collectively, the “Manufacturing Information”), except as expressly provided in this Section 3.1.

3.1.1 Subject to Section 5.1, within […***…] following the Effective Date, AMGEN shall authorize Lonza Biologics Inc. (or any successor thereto) (“Lonza”) to manufacture AMG 191 on behalf of JASPER or its Affiliates or Sublicensees. Subject to Section 5.1, upon JASPER’s written request, AMGEN shall promptly authorize Lonza to transfer (a) the Manufacturing Information to another Third Party contract manufacturing organization that is recommended, or otherwise approved, in writing by AMGEN and (b) the Manufacturing Information that is described in Exhibit D to JASPER. In the event that JASPER desires to transfer manufacture of AMG 191 from Lonza to another Third Party contract manufacturing organization, AMGEN and JASPER shall discuss in good faith and, upon request, AMGEN shall recommend in writing no less than […***…] other Third Party contract manufacturing organizations.

3.1.2 Upon JASPER’s written request, AMGEN shall promptly provide to JASPER (a) the amino acid sequence of AMG 191, and (b) AMGEN’s proprietary information on […***…] actually used by AMGEN in its research, development or manufacturing of the Product prior to the Effective Date.

3.1.3 Upon JASPER’s written request (and in any event prior to AMGEN providing to JASPER any Sensitive Manufacturing Information), the Parties shall enter into the supplemental confidentiality agreement in the form attached hereto on Exhibit C to ensure that Sensitive Manufacturing Information provided to JASPER shall be limited to specified JASPER employees or consultants who need such information for purposes of global regulatory filings and/or correspondence (such employees or consultants, the “Clean Team”, and such purpose, the “Manufacturing Information Purpose”) and that such Sensitive Manufacturing Information shall be used solely for the Manufacturing Information Purpose. Upon the request of either Party, the Parties shall discuss in good faith and establish other reasonable arrangements, systems and protocols to ensure that Sensitive Manufacturing Information provided to JASPER will be disclosed or made available only to the Clean Team and will be used by such Clean Team solely for the Manufacturing Information Purpose. For the avoidance of doubt, the supplemental confidentiality agreement described in this Section 3.1.3 shall govern the Parties’ confidentiality rights and obligations with respect to Sensitive Manufacturing Information and the terms of Article 8 shall not apply to Sensitive Manufacturing Information.

3.1.4 In the event any Regulatory Authority requests Sensitive Manufacturing Information, JASPER may cross reference the AMG 191 DMFs or if such Regulatory Authority does not accept cross references to drug master files, the Clean Team may provide the requested Sensitive Manufacturing Information to such Regulatory Authority in confidence or with a request that such Regulatory Authority limit the disclosure and use of such Sensitive Manufacturing Information to the extent permitted by applicable Law. To the extent further support is required, JASPER shall first seek support for such request from Lonza (or the applicable manufacturing CMO); and, to the extent that Lonza (or another applicable manufacturing contract manufacturing organization) is unable to provide the necessary support for such request, AMGEN will provide to the Clean Team reasonable support for such request (for clarity, only with respect to requests in respect of Sensitive Manufacturing Information). For clarity, AMGEN shall be responsible for annual maintenance of the AMG 191 DMFs.

3.1.5 In the event of a Deemed Liquidation Event (as such term is defined in the JASPER Charter) or any other JASPER Change of Control, JASPER shall ensure that the acquirer, successor or Sublicensee holds the same rights and obligations as JASPER in respect of Sensitive Manufacturing Information (including, without limitation, with respect to establishing and abiding by the supplemental confidentiality agreement described in Section 3.1.3 above). For clarity, any such acquirer, successor or Sublicensee shall, as a condition to receiving access to Sensitive Manufacturing Information, enter into a supplemental confidentiality agreement with Amgen in the form attached hereto on Exhibit C.

Section 3.2 Assignment Agreement. For clarity, pursuant to the Assignment Agreement, JASPER shall have the right to decide, at its sole discretion, whether to exercise the Option (as such term is defined in the Stanford Agreement). If JASPER elects to exercise such Option, JASPER shall be solely responsible for, without limitation, (i) negotiating and entering into a definitive license agreement with Stanford in accordance with the Stanford Agreement (the “Definitive Stanford License Agreement”) and (ii) paying any and all amounts owed to Stanford under the Stanford Agreement and the Definitive Stanford License Agreement.

Section 3.3 Clinical Quality Agreement. The Parties shall use commercially reasonable efforts to negotiate and execute a clinical quality agreement (the “Clinical Quality Agreement”) as promptly as practicable, but in any event within […***…] after the Effective Date. The Clinical Quality Agreement shall outline the additional roles and responsibilities relating to the quality assurance of the AMG 191 master cell bank transferred by AMGEN to Lonza on JASPER’s behalf, as provided in Exhibit A.

Article 4. PATENT PROSECUTION, MAINTENANCE, & INFRINGEMENT

Section 4.1 Prosecution and Maintenance. JASPER shall have the first right to file, prosecute and maintain all Patent Rights specified under Licensed Patents at JASPER’s sole expense using outside counsel reasonably acceptable to AMGEN, including the right, in JASPER’s sole discretion, to revive any Licensed Patents that were abandoned prior to the Effective Date. JASPER will use Commercially Reasonable Efforts to prepare, file, prosecute, defend and maintain all Patent Rights specified under Licensed Patents. AMGEN shall reasonably cooperate with JASPER’s reasonable requests for data, affidavits, and other information and assistance to support prosecution and maintenance of the Patent Rights in the Licensed Patents; provided, however, that JASPER shall reimburse AMGEN for its reasonable, documented out-of-pocket expenses with respect to such cooperation (including AMGEN’s employee’s time at the FTE Rate), within […***…] of receiving a written invoice therefor. JASPER shall keep AMGEN reasonably informed, in person or by telephone or e-mail, regarding the status of such prosecution and maintenance activities, and shall promptly upon receipt of request from Amgen, forward to AMGEN copies of any material office actions and any communications and correspondence with any patent office relating to the Licensed Patents. AMGEN shall have the right to comment on and to discuss material prosecution and maintenance activities with JASPER, and JASPER shall in good faith consider incorporating any reasonable comments provided by Amgen in connection therewith.

Section 4.2 AMGEN Step-In Right. Notwithstanding the foregoing, if JASPER declines to file, prosecute or maintain any Patent Rights, elects to allow any Patent Rights to lapse in any country, or elects to abandon any Patent Rights (in each case to the extent contained in the Licensed Patents) before all appeals within the respective patent office have been exhausted (each, an “Abandoned Patent Right”), then:

(a)	JASPER shall provide AMGEN with reasonable notice of such decision so as to permit AMGEN to decide whether to file, prosecute or maintain such Abandoned Patent Rights and to take any necessary action (which notice shall, in any event, be given no later than […***…] prior to the final (i.e., unextendable) deadline for any action that may be taken with respect to such Abandoned Patent Right with the U.S. Patent & Trademark Office or any foreign patent office).

(b)	AMGEN may assume control, at AMGEN’s expense, of the filing, prosecution and/or maintenance of such Abandoned Patent Rights.

(c)	AMGEN shall have the right to transfer the responsibility for such filing, prosecution and maintenance of such Abandoned Patent Rights to patent counsel (outside or internal) selected by AMGEN.

(d)	JASPER shall assist and cooperate with AMGEN’s reasonable requests to support prosecution and maintenance of such Abandoned Patent Rights.

(e)	In the event a patent issues with respect to any such Abandoned Patent Rights, AMGEN shall provide reasonable notice to JASPER thereof the license granted by AMGEN to JASPER under Section 2.1 (Grant) with respect to such Abandoned Patent Right shall become non-exclusive, unless JASPER (i) reimburses AMGEN for its internal and external costs and expenses related to the prosecution and maintenance of such Abandoned Patent Right within […***…] of issuance of any such patent and (ii) assumes, in writing, the responsibility for the continued prosecution and maintenance of such Patent Rights in accordance with the provisions of Section 4.1 (Prosecution and Maintenance), in which case the license granted by AMGEN to JASPER under Section 2.1 (Grant) with respect to such Abandoned Patent Right shall remain exclusive. Additionally, in the event (x) a patent issues with respect to any Abandoned Patent Rights and (y) JASPER does not elect to reimburse AMGEN pursuant to clause (i) of this Section 4.2(e) and assume prosecution and maintenance of such Patent Rights pursuant to clause (ii) of this Section 4.2(e), then AMGEN shall be permitted to exercise any right conferred by such Abandoned Patent Right.

Section 4.3 Enforcement.

4.3.1 JASPER Enforcement. Each Party will notify the other promptly in writing when any Infringement of a Licensed Patent by a Third Party is uncovered or reasonably suspected. JASPER shall have the first right to enforce any patent within the Licensed Patents against any Infringement or alleged Infringement thereof, and shall at all times keep AMGEN informed as to the status thereof. JASPER may, at its own expense, institute suit against any such infringer or alleged infringer and control and defend and settle such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Section 4.5 (Recovery). AMGEN shall reasonably cooperate in any such litigation (including joining or being named a necessary party thereto) at JASPER’s request and expense. JASPER shall not enter into any settlement of any claim described in this Section 4.3.1 (JASPER Enforcement) that admits to the invalidity or unenforceability of the Licensed Patents, incurs any financial liability on the part of AMGEN or requires an admission of liability, wrongdoing or fault on the part of AMGEN, in each case, without AMGEN’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

4.3.2 AMGEN Enforcement. If JASPER elects not to enforce any patent within the Licensed Patents, then it shall so notify AMGEN in writing within […***…] of receiving notice that an Infringement exists (or such shorter period as may be necessary to prevent exhaustion of a statute of limitations (or laches) applicable to such Infringement), and AMGEN may, in its sole judgment, and at its own expense, take steps to enforce any such patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover any damages, awards or settlements resulting therefrom, subject to Section 4.5 (Recovery). JASPER shall reasonably cooperate in any such litigation (including joining or being named a necessary party thereto) at AMGEN’s request and expense. AMGEN shall not enter into any settlement of any claim described in this Section 4.3.2 (AMGEN Enforcement) that admits to the invalidity or unenforceability of the Licensed Patents, incurs any financial liability on the part of JASPER or requires an admission of liability, wrongdoing or fault on the part of JASPER, in each case, without JASPER’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

4.3.3 Cooperation with Respect to Enforcement. Irrespective of which Party controls an action pursuant to this Section 4.3 (Enforcement), the enforcing Party will consider in good faith the comments of the other Party with respect to choice of counsel and strategic decisions and their implementation with respect to such action. In furtherance of the foregoing, the Party initiating or defending any such enforcement action (the “Enforcing Party”) shall keep the other Party reasonably informed, in person or by telephone or e-mail, regarding the status and costs of such enforcement action prior to and during any such enforcement, and such other Party shall have the individual right to participate with counsel of its own choice at its own expense.

Section 4.4 Defense of Third Party Claims. If a declaratory judgment action is brought naming either Party as a defendant and alleging invalidity or unenforceability of any of the Licensed Patents (an “Invalidity Action”), the Party first having notice of the Invalidity Action shall promptly notify the other Party, and the Parties shall promptly confer to consider the Invalidity Action and the appropriate course of action. JASPER shall have the first right, but not the obligation, to defend or control the defense of any Invalidity Action. For clarity, if AMGEN is named in an Invalidity Action but not JASPER, then JASPER shall have the right to join and control the defense of such Invalidity Action at JASPER’s own expense and using counsel of JASPER’s choice. If JASPER elects not to defend or control the defense of an Invalidity Action, then AMGEN shall have the right, but not the obligation, to defend or control the defense of such Invalidity Action, at AMGEN’s own expense and using counsel of AMGEN’s choice. Neither Party shall enter into any settlement of any claim described in this Section 4.4 (Defense of Third Party Claims) that admits to the invalidity, narrowing of scope or unenforceability of the Licensed Patents or this Agreement, incurs any financial liability on the part of any other Party or requires an admission of liability, wrongdoing or fault on the part of the other Party without such other Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed. The Party defending or controlling the defense of an Invalidity Action (the “Defending Party”) shall keep the other Party reasonably informed, in person or by telephone or e-mail, regarding the status of such Invalidity Action. In any event, the other Party shall reasonably assist the Defending Party and cooperate in any such litigation at the Defending Party’s request and the Defending Party shall reimburse the other Party’s reasonable out-of-pocket costs associated therewith.

Section 4.5 Recovery. Except as otherwise provided, the costs and expenses of the Party bringing suit under Section 4.3 (Enforcement) shall be borne by such Party, and any damages, settlements or other monetary awards recovered shall be shared as follows: (i) the amount of such recovery actually received by the Party controlling such action shall first be applied to the out-of-pocket costs of (1) the Enforcing Party and (2) the other Party, to the extent requested by the Enforcing Party, in each case in connection with such action; and then (ii) the remainder of the recovery shall be shared as follows:

(a)	If JASPER is the Enforcing Party, […***…] percent […***…] to JASPER; and

(b)	If AMGEN is the Enforcing Party, […***…] percent […***…] to AMGEN.

Section 4.6 Patent Term Extensions and Filings for Regulatory Exclusivity Periods. JASPER shall have the first right, but not the obligation, to make decisions regarding, and to apply for, patent term extensions, supplementary protection certifications or any of their equivalents, in each case for the Licensed Patents in the Territory. JASPER will promptly notify AMGEN when it is considering to file any such patent term extension, supplementary protection certificates or any of their equivalents and of any mandatory deadlines with respect to any of the foregoing in order to provide Amgen sufficient time to comply with requirements for regulatory extensions under the Licensed Patents.

Section 4.7 Patent Marking. JASPER will mark, and will cause its Affiliates and Sublicensees that sell any Product to mark, each Product with all Licensed Patents in accordance with applicable Law, which marking obligation will continue for as long as (and only for as long as) required under applicable Law.

Article 5. OBLIGATIONS OF THE PARTIES

Section 5.1 Responsibility. Following the Effective Date and at all times during the Term (except as expressly stated otherwise herein), as between the Parties, JASPER shall be responsible for, and shall bear all costs associated with, the worldwide research, development, commercialization and other Exploitation of the Product(s), including regulatory, manufacturing, distribution, marketing and sales activities. Subject to the express written terms of this Agreement, all decisions concerning the development, marketing and sales of Product(s), including the clinical and regulatory strategy, sale, price and promotion of Product(s) covered under this Agreement, shall be within the sole discretion of JASPER.

Section 5.2 Diligence. JASPER shall (directly and/or through one or more Affiliates and/or Sublicensees) use Commercially Reasonable Efforts to Exploit […***…]. JASPER may satisfy the foregoing obligation directly and/or through one or more Affiliates and/or Sublicensees.

Section 5.3 Reports. Prior to the occurrence of a Deemed Liquidation Event or Qualified IPO (each, as defined in the JASPER Charter), on or before […***…] of each year, JASPER shall submit to AMGEN an annual report summarizing in reasonable detail JASPER’s and its Affiliates’ and Sublicensee’s activities related to the Exploitation of the Products during the preceding twelve-month period and […***…].

Article 6. REPRESENTATIONS

Section 6.1 Mutual Warranties. Each of AMGEN and JASPER represent and warrant that:

(a)	it is duly organized and validly existing under the Law of the jurisdiction of its incorporation or formation, as applicable, and has full corporate, limited liability company or other power and authority, as applicable, to enter into this Agreement and to carry out the provisions hereof;

(b)	it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate, limited liability company or other action, as applicable; and

(c)	this Agreement is legally binding upon it and enforceable in accordance with its terms and the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material applicable Law.

Section 6.2 Additional AMGEN Warranties. AMGEN represents and warrants to JASPER that, as of the Effective Date:

(a)	AMGEN Controls and is the sole owner of the Licensed Patents and the Licensed Data and Controls the Licensed Non-Data Know-How, including the Licensed Non-Data Know-How listed on Exhibit A, and is entitled to grant the licenses specified herein. Except with respect to the Stanford Agreement, (i) AMGEN has not caused any Patent Right included in the Licensed Patents to be subject to any liens or encumbrances, and (ii) AMGEN has not granted to any Third Party any rights or licenses under such Patent Rights or Licensed Know-How that would conflict with the licenses granted to JASPER hereunder. None of the Licensed Patents or, to the knowledge of the employees of AMGEN and its Affiliates responsible for management of any day-to-day intellectual property, legal, or manufacturing/operations matters for the AMG 191 program, the Licensed Know-How are (A) in-licensed by AMGEN, or (B) require a payment of the nature described by the “proviso” in Section 1.15.

(b)	Exhibit B sets forth a complete and accurate list of the Patents Rights that are Controlled by AMGEN and its Affiliates, as of the Effective Date, that Cover the Exploitation of a Product in the Licensed Field. AMGEN does not Control any other Patent Rights that Covers a Product.

(c)	[…***…]. AMGEN has no knowledge of any claim or litigation that has been brought or threatened in writing by any Third Party alleging that the Licensed Patents are invalid or unenforceable.

(d)	To Amgen’s knowledge, neither AMGEN nor any of its Affiliates employed or used the services of any Person, in connection with any activities relating to AMG 191, who was, at such time, debarred by the FDA (or subject to a similar sanction of a Regulatory Authority), or the subject of an FDA debarment investigation or proceeding (or similar proceeding of a Regulatory Authority). To Amgen’s knowledge, such activities were conducted by AMGEN and its Affiliates in accordance in all material respects with all applicable Laws.

(e)	AMGEN and its Affiliates are not Exploiting, and currently have no plans to Exploit, any product (i) that comprises or contains […***…] or (ii) for use in any regimens that is intended to cause hematopoietic stem cell-clearing.

Section 6.3 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 6 (REPRESENTATIONS), NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY THAT EITHER PARTY WILL BE SUCCESSFUL IN OBTAINING ANY PATENT RIGHTS, OR THAT ANY PATENTS WILL ISSUE BASED ON A PENDING APPLICATION. WITHOUT LIMITING THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT ANY PRODUCT WILL BE SUCCESSFUL, IN WHOLE OR IN PART.

Section 6.4 JASPER Covenants. JASPER covenants to AMGEN that:

(a)	it will use Commercially Reasonable Efforts to conduct, and will cause its contractors to conduct, all preclinical and clinical studies for any Product and manufacturing of any Product, in each case in accordance in all material respects with (i) all applicable Laws of the country in which such clinical studies are conducted, and (ii) the known or published standards of the Regulatory Authority in such country. Neither JASPER, nor any officer, employee or agent of JASPER, will knowingly make an untrue statement of a material fact to any Regulatory Authority with respect to any Product (whether in any submission to such Regulatory Authority or otherwise), or knowingly fail to disclose a material fact required to be disclosed to any Regulatory Authority with respect to any Product;

(b)	it will not knowingly employ any personnel or knowingly use a contractor or consultant that has been debarred by the FDA (or subject to a similar sanction of a Regulatory Authority), or that is subject of an FDA debarment investigation or proceeding (or similar proceeding of a Regulatory Authority);

(c)	it shall comply in all material respects with all applicable (i) U.S. Laws prohibiting the re-export, directly or indirectly, of certain controlled U.S.-origin items without a license to parties located in certain countries or appearing on certain U.S. Government lists of restricted parties; (ii) U.S. Laws prohibiting participation in non-U.S. boycotts that the United States does not support; and (iii) U.S. Laws prohibiting the sale of products to parties from any country subject to U.S. economic sanctions or who are identified on related U.S. Government lists of restricted parties;

(d)	as of the Effective Date to and through the expiration or termination of this Agreement, (1) it, and, to the best of its knowledge, its owners, directors, officers, employees, or any agent, representative, subcontractor or other Third Party acting for or on its behalf, shall not, directly or indirectly, offer, pay, promise to pay, or authorize such offer, promise or payment, of anything of value, to any Person for the purposes of obtaining or retaining business through any improper advantage in connection with this Agreement, or that would otherwise violate any applicable Laws, rules and regulations concerning or relating to public or commercial bribery or corruption, and (2) that its books, accounts, records and invoices related to this Agreement or related to any work conducted for or on behalf of the other Party are and will be complete and accurate in all material respects. AMGEN may request from time to time, but no more than […***…] in any […***…] period, that JASPER complete a compliance certification regarding the foregoing; and

(e)	if one or more Covered Individuals and Entities contributes to or performs any of JASPER’s obligations hereunder, payments made by or on behalf of JASPER to each such Covered Individual and Entity or other compensation or consideration received by each such Covered Individual and Entity on account of its contributions to or performance of any of JASPER’s obligations hereunder shall (a) comply with all Applicable Laws, (b) represent fair market value, (c) not be determined in a manner that that takes into account the volume or value of any future business that might be generated between the Parties, and (d) not be construed to require a Covered Individual or Entity to promote, purchase, prescribe, or otherwise recommend an Amgen Therapeutic Product being marketed or under development.

Section 6.5 Non-Solicitation.

(a)	Unless otherwise agreed in writing by AMGEN, following the Effective Date and at all times during the Restricted Period, JASPER shall not, and shall cause its Affiliates and Sublicensees not to, recruit, lure or entice away, or in any other manner persuade or attempt to persuade to leave the employ of AMGEN or any of its Affiliates, any Person who (i) was an employee of AMGEN or any of its Affiliates during such Restricted Period and (ii) in such capacity, performed […***…]; provided, however that this provision shall not apply to any current or former employee of AMGEN or any of its Affiliates who initiates contact with JASPER or any of its Affiliates or Sublicensees or responds to any advertisement for employment made by JASPER or any of its Affiliates or Sublicensees to the general public.

Article 7. INDEMNIFICATION

Section 7.1 Indemnity.

7.1.1 By AMGEN. AMGEN agrees to defend JASPER, its Affiliates and their respective directors, officers, employees and agents (the “JASPER Indemnified Parties”) at AMGEN’s cost and expense, and will indemnify and hold JASPER and the other JASPER Indemnified Parties harmless from and against any claims, losses, costs, damages, fees or expenses (including legal fees and expenses) (collectively, “Losses”) to the extent resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to (a) the negligence or willful misconduct of AMGEN or its Affiliates in connection with its activities under this Agreement, or (b) the material breach of this Agreement or the representations, warranties and covenants made hereunder by AMGEN; except, in each case, to the extent such Losses result from clause (a), (b), or (c) of Section 7.1.2 (By JASPER). In the event of any such claim against the JASPER Indemnified Parties by a Third Party, the foregoing indemnity obligations shall be conditioned upon (x) JASPER promptly notifying AMGEN in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligations of AMGEN except to the extent AMGEN is actually prejudiced thereby), (y) JASPER granting AMGEN sole management and control, at AMGEN’s sole expense, of the defense of the claim and its settlement (provided, however, that AMGEN shall not settle any such claim without the prior written consent of JASPER if such settlement does not include a complete release from liability or if such settlement would involve JASPER undertaking an obligation (including the payment of money by a JASPER Indemnified Party), would bind or impair a JASPER Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of JASPER (including the Licensed Patents and Licensed Know-How) or this Agreement is invalid, narrowed in scope or unenforceable), and (z) the JASPER Indemnified Parties reasonably cooperating with AMGEN (at AMGEN’s expense). The JASPER Indemnified Parties may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing.

7.1.2 By JASPER. JASPER agrees to defend AMGEN, its Affiliates and their respective directors, officers, employees and agents (the “AMGEN Indemnified Parties”) at JASPER’s cost and expense, and will indemnify and hold AMGEN and the other AMGEN Indemnified Parties harmless from and against any Losses to the extent resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to (a) the negligence or willful misconduct of JASPER, its Affiliates, or their respective Sublicensees in connection with its activities under this Agreement, (b) the material breach of this Agreement or the representations, warranties and covenants made hereunder by JASPER, or (c) the Exploitation of any Product by or on behalf of JASPER, its Affiliates, or their respective Sublicensees (including from product liability and intellectual property infringement claims); except, in each case, to the extent such Losses result from clause (a) or (b) of Section 7.1.1 (By AMGEN). In the event of any such claim against the AMGEN Indemnified Parties by a Third Party, the foregoing indemnity obligations shall be conditioned upon (x) AMGEN promptly notifying JASPER in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligation of JASPER except to the extent JASPER is actually prejudiced thereby), (y) AMGEN granting JASPER shall sole management and control, at JASPER’s sole expense, the defense of the claim and its settlement (provided, however, that JASPER shall not settle any such claim without the prior written consent of AMGEN if such settlement does not include a complete release from liability or if such settlement would involve AMGEN undertaking an obligation (including the payment of money by an AMGEN Indemnified Party), would bind or impair an AMGEN Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of AMGEN or this Agreement is invalid, narrowed in scope or unenforceable), and (z) the AMGEN Indemnified Parties reasonably cooperating with JASPER (at JASPER’s expense). The AMGEN Indemnified Parties may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing.

Section 7.2 LIMITATION OF DAMAGES. IN NO EVENT SHALL ANY PARTY BE LIABLE HEREUNDER TO THE ANOTHER PARTY FOR ANY PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS SET FORTH IN THIS SECTION 7.2 (LIMITATION OF DAMAGES) SHALL NOT APPLY WITH RESPECT TO (A) ANY BREACH OF ARTICLE 8 (CONFIDENTIALITY) OR (B) THE INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY. NOTHING IN THIS SECTION 7.2 (LIMITATION OF DAMAGES) IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER THIS ARTICLE 7 (INDEMNIFICATION) WITH RESPECT TO ANY DAMAGES PAID BY ANOTHER PARTY TO A THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM.

Section 7.3 Insurance. At least […***…] prior to the […***…], JASPER shall at its own expense procure and maintain during the Term (and for […***…] years thereafter to the extent commercially reasonable to do so) clinical trial liability insurance coverage adequate to cover its obligations hereunder and which is/are consistent with normal business practices of prudent pharmaceutical companies of comparable size. Additionally, at least […***…] prior to […***…], JASPER shall at its own expense procure and maintain during the Term (and for […***…] years thereafter to the extent commercially reasonable to do so) product liability insurance coverage adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent pharmaceutical companies of comparable size. Each insurance policy required by and procured by JASPER under this Section 7.3 (Insurance) shall name AMGEN as an additional insured. Such insurance shall not be construed to create a limit of JASPER’s liability with respect to its indemnification obligations under this Article 7 (Indemnification). JASPER shall provide AMGEN with a certificate of insurance or other evidence of such insurance, upon request. JASPER shall provide AMGEN with written notice at least […***…] prior to the cancellation, non-renewal or a material change in such insurance which materially adversely affects the rights of AMGEN hereunder, and […***…] prior written notice of cancellation for non-payment of premiums. JASPER’s insurance hereunder shall be primary with respect to the obligations for which JASPER is liable hereunder.

Article 8. CONFIDENTIALITY

Section 8.1 Confidential Information.

8.1.1 Confidential Information. Each Party (“Disclosing Party”) may disclose to the other Party (“Receiving Party”), and Receiving Party may acquire during the course and conduct of activities under this Agreement, certain proprietary or confidential information of Disclosing Party in connection with this Agreement. The term “Confidential Information” will mean (a) all Licensed Know-How and (b) all ideas and information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, which are transferred, disclosed or made available by Disclosing Party or at the request of Receiving Party, including any of the foregoing of Third Parties, provided that, (i) until any termination of this Agreement pursuant to Section 9.2, 9.3 or 9.4, the Licensed Data will be considered Confidential Information of JASPER, and AMGEN will be considered the Receiving Party and JASPER will be considered the Disclosing Party with respect thereto notwithstanding the fact that AMGEN disclosed the Licensed Data to JASPER, (ii) following any termination of this Agreement pursuant to Section 9.2, 9.3 or 9.4, the Licensed Data will be considered Confidential Information of AMGEN, and JASPER will be considered the Receiving Party and AMGEN will be considered the Disclosing Party with respect thereto. Without limiting the foregoing, Licensed Non-Data Know-How will be considered Confidential Information of AMGEN, and all scientific, technical, financial and business disclosures from JASPER to AMGEN (including any disclosures related to the Exploitation of any Product) will be considered Confidential Information of JASPER.

8.1.2 Restrictions. During the Term and for […***…] thereafter, Receiving Party will keep all Disclosing Party’s Confidential Information in confidence with the same degree of care with which Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care). Receiving Party will not use Disclosing Party’s Confidential Information except in connection with the performance of its obligations and exercise of its rights under this Agreement. Receiving Party has the right to disclose Disclosing Party’s Confidential Information without Disclosing Party’s prior written consent, to the extent and only to the extent reasonably necessary, to Receiving Party’s Affiliates and their employees, subcontractors, consultants or agents who have a need to know such Confidential Information in order to perform its obligations and exercise its rights under this Agreement and who are required to comply with the restrictions on use and disclosure in this Section 8.1.2 (Restrictions). Receiving Party will use diligent efforts to cause those entities and persons to comply with the restrictions on use and disclosure in this Section 8.1.2 (Restrictions). Receiving Party assumes responsibility for those entities and persons maintaining Disclosing Party’s Confidential Information in confidence and using same only for the purposes described herein.

8.1.3 Exceptions. Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information will not apply to the extent that Receiving Party can demonstrate that the Disclosing Party’s Confidential Information: (a) was known to Receiving Party or any of its Affiliates prior to the time of disclosure, except with respect to the Licensed Data and AMGEN as the Receiving Party; (b) is or becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates; (c) is obtained by Receiving Party or any of its Affiliates from a Third Party under no obligation of confidentiality to Disclosing Party; or (d) has been independently developed by employees, subcontractors, consultants or agents of Receiving Party or any of its Affiliates without the aid, application or use of Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records.

8.1.4 Permitted Disclosures. Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(a)	in order to comply with applicable Law (including any securities law or regulation or the rules of a securities exchange) or with a legal or administrative proceeding, or in connection with prosecuting or defending litigation;

(b)	in connection with Marketing Approvals and other regulatory filings and communications, and filing, prosecuting and enforcing Patents, in each case in connection with Receiving Party’s rights and obligations pursuant to this Agreement; and

(c)	in connection with exercising its rights hereunder, to its Affiliates, […***…] permitted acquirers or assignees; […***…];

provided, however, that (1) with respect to Sections 8.1.4(a) or 8.1.4(b), where reasonably possible, Receiving Party will notify Disclosing Party of Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed; and (2) with respect to Section 8.1.4(c), each of those named people and entities are required to comply with the restrictions on use and disclosure in Section 8.1.2 (Restrictions) (other than investment bankers, investors and lenders, and their respective attorneys, consultants and advisors which must be bound prior to disclosure by commercially reasonable obligations of confidentiality).

Section 8.2 Terms of this Agreement; Publicity.

8.2.1 Restrictions. The Parties agree that the terms of this Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Section 8.1.4 (Permitted Disclosures). Except as required by Law or as permitted under Section 8.1.4 (Permitted Disclosure), each Party agrees not to issue any press release or public statement disclosing the terms of this Agreement without the prior written consent of the other Party not to be unreasonably withheld, conditioned or delayed (or as such consent may need to be obtained in accordance with Section 8.2.2 (Review)).

8.2.2 Review. Subject to Section 8.1.4 (Permitted Disclosure), in the event either Party (the “Issuing Party”) desires to issue a press release or other public statement disclosing the terms of this Agreement, the Issuing Party will provide the other Party (the “Reviewing Party”) with a copy of the proposed press release or public statement (the “Release”). The Issuing Party will specify with each such Release, taking into account the urgency of the matter being disclosed, a reasonable period of time within which the Receiving Party may provide any comments on such Release (but in no event less than […***…] unless the applicable deadline requires a shorter period). If the Reviewing Party provides any comments, the Parties will consult on such Release and work in good faith to prepare a mutually acceptable Release. Either Party may subsequently publicly disclose any information previously contained in any Release, provided that the other Party provided its written consent hereto as stated in 8.2.1 (Restrictions). For the avoidance of doubt (and notwithstanding anything contained in this Agreement to the contrary), JASPER, in its sole discretion, may make disclosures relating to the development or commercialization of a Product, including the results of research and any clinical trial conducted by JASPER, Regulatory Filings, Marketing Approvals or any health or safety matter related to a Product.

Section 8.3 Attorney-Client Privilege. Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under the applicable Law of any jurisdiction as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties may become joint defendants in proceedings to which the information covered by such protections and privileges relates and may determine that they share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, may enter into a joint defense agreement setting forth, among other things, the foregoing principles but are not obligated to do so.

Article 9. TERM & TERMINATION

Section 9.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date, and unless terminated earlier as provided in this Article 9 (Term & Termination), shall continue in full force and effect until the ten (10) year anniversary of the date on which the Exploitation of the Products is no longer Covered by a Valid Claim of a Licensed Patent in such country. On a country-by-country basis, the licenses granted to JASPER by AMGEN under this Agreement to Exploit the Products shall become fully paid-up and irrevocable and non-exclusive upon the expiration of the Term in each country with respect to the Products; provided, however, that the license granted pursuant to Section 2.1(a) shall become irrevocable and non-exclusive on the date on which the Exploitation of the Products is no longer Covered by a Valid Claim of a Licensed Patent in such country.

Section 9.2 Termination by AMGEN.

9.2.1 Breach. If AMGEN believes that JASPER has materially breached its obligations under this Agreement or the Designated Investment Document Terms, then AMGEN may deliver notice of such breach to JASPER specifying the nature of the breach (a “Default Notice”). If JASPER does not dispute that it has committed a material breach of such obligations and fails to cure such breach within […***…] days after receipt of the Default Notice (or if such breach is not capable of being cured during such […***…] day period, JASPER fails to present a mutually agreeable remediation plan for such breach during such […***…] day period and/or ceases to exert commercially reasonable efforts to pursue the cure as provided in the remediation plan), AMGEN may terminate this Agreement upon written notice to JASPER; provided, however, that to the extent such material breach involves the material undisputed failure by JASPER to make a payment when due, such breach must be cured within […***…] days after written notice thereof is given by AMGEN to JASPER. Notwithstanding the foregoing, if JASPER disputes in good faith the existence or materiality of a breach specified in a Default Notice or the failure to cure such breach, and JASPER provides AMGEN notice of such dispute within thirty […***…] after receiving notice from AMGEN of such alleged breach or failure, then AMGEN shall not have the right to terminate this Agreement under this Section 9.2.1 unless and until the Arbitrators, in accordance with Section 10.5 determine that JASPER has materially breached the obligation specified in such Default Notice and, to the extent that such breach is curable, JASPER fails to cure such breach within ninety […***…] following the Arbitrators’ decision. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

9.2.2 Termination for IP Challenge. AMGEN has the right to terminate this Agreement in full upon written notice to JASPER in the event that JASPER or any of its Affiliates or Sublicensees directly challenges in a legal or administrative proceeding the patentability, enforceability or validity of any Licensed Patents (a “Patent Challenge”); provided, however, that AMGEN does not have the right to terminate this Agreement under this Section 9.2.2 (Termination for IP Challenge) […***…]; provided, further, that AMGEN will not have the right to terminate this Agreement under this Section 9.2.2 (Termination for IP Challenge) for any Patent Challenge by any Sublicensee if (a) JASPER terminates such Sublicense within […***…] of AMGEN’s notice to JASPER under this Section 9.2.2 (Termination for IP Challenge) or (b) such Patent Challenge is dismissed within […***…] of AMGEN’s notice to JASPER under this Section 9.2.2 (Termination for IP Challenge) and not thereafter continued. For the avoidance of doubt, a Patent Challenge does not include JASPER, its Affiliates or Sublicensees (i) responding to compulsory discovery, subpoenas or other requests for information in a judicial or arbitration proceeding or (ii) complying with any applicable Law or court order.

Section 9.3 Termination by JASPER.

9.3.1 Breach. JASPER has the right to terminate this Agreement in full upon delivery of written notice to AMGEN in the event of any material breach by AMGEN of any terms and conditions of this Agreement, provided, however, that such termination will not be effective if such breach has been cured within […***…] days after written notice thereof is given by JASPER to AMGEN specifying the nature of the alleged breach. Notwithstanding the foregoing, if AMGEN disputes in good faith the existence or materiality of a breach specified in such notice, and AMGEN provides JASPER notice of such dispute within […***…] days after receiving notice from JASPER of such alleged breach, then JASPER shall not have the right to terminate this Agreement under this Section 9.3.1 unless and until the Arbitrators, in accordance with Section 10.5 determine that AMGEN has materially breached the obligation specified in JASPER’s notice and, to the extent that such breach is curable, AMGEN fails to cure such breach within […***…] days following the Arbitrators’ decision. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

9.3.2 Efficacy or Safety Issue. JASPER has the right to terminate this Agreement in full, effective as of thirty (30) days following delivery of written notice to AMGEN (but subject to the following sentence), in the event that JASPER reasonably determines that, due to efficacy, safety or related reasons, pursuit of the AMG 191 clinical program is unlikely to result in FDA approval. Notwithstanding the foregoing sentence, if AMGEN disputes in good faith the reasonableness of JASPER’s determination pursuant to the foregoing sentence, and AMGEN provides JASPER notice of such dispute within thirty (30) days after receiving notice from JASPER of its intent to terminate the Agreement pursuant to this Section 9.3.2, then JASPER shall not have the right to terminate this Agreement under this Section 9.3.2 unless and until the Arbitrators, in accordance with Section 10.5 determine that it was reasonable for JASPER to determine that, due to efficacy, safety or related reasons, pursuit of the AMG 191 clinical program was unlikely to result in FDA approval. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

9.3.3 Discretionary Termination. JASPER has the right to terminate this Agreement in full (a) ninety (90) days after written notice to AMGEN thereof, if such termination occurs prior to the First Commercial Sale of a Product, or (b) one hundred eighty (180) days after written notice to Amgen thereof, if such termination occurs after the First Commercial Sale of a Product. Following any such notice of termination, JASPER shall have no further obligation pursuant to Section 5.2 (Diligence) to further Exploit any Product, however, JASPER shall use its reasonable efforts to facilitate a smooth, orderly and prompt transition of any Product Controlled by JASPER prior to the effective date of termination of this Agreement from JASPER to AMGEN in accordance with Section 9.5.

Section 9.4 Termination Upon Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof, or if the other Party makes an assignment for the benefit of its creditors.

Section 9.5 Effects of Termination. Upon termination by either Party under Section 9.2 (Termination by AMGEN), Section 9.3 (Termination by JASPER) or Section 9.4 (Termination Upon Bankruptcy):

(a)	JASPER will responsibly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, any on-going clinical studies for which it has responsibility hereunder in which patient dosing has commenced or, if reasonably practicable and not adverse to patient safety and requested by AMGEN, JASPER shall complete such trials and AMGEN shall reimburse JASPER its reasonable, out-of-pocket costs and internal labor costs at the FTE Rate associated therewith; provided, however, that […***…] shall be solely responsible for such wind-down costs (but not the costs of […***…] at […***…]’s request) unless this Agreement is terminated by JASPER pursuant to Section 9.3.1 (Termination by JASPER). For the purpose of clarity, except as provided for above, JASPER may wind-down any ongoing clinical trials prior to the date of termination in accordance with accepted pharmaceutical industry norms and ethical practices and […***…] will be responsible for any costs associated with such wind-down.

(b)	Subject to Section 9.5(h) below, a termination of this Agreement will automatically terminate any sublicense granted by JASPER pursuant to Section 2.1 (Sublicenses) unless AMGEN has approved such sublicense in writing, in which case all rights under such sublicense shall be deemed to survive termination as long as Sublicensee complies with its obligations thereunder, and provided that in no event will AMGEN be obligated to fulfill any of JASPER’s obligations under such sublicense.

(c)	Subject to Section 9.5(h) below, all rights and licenses granted by AMGEN to JASPER in Article 2 (License Grant) will terminate, and JASPER and its Affiliates, and (further subject to Section 9.5(b)) Sublicensees will cease all use of Licensed Know-How and Licensed Patents and all Exploitation of any Product, except to the extent required hereunder.

(d)	Upon AMGEN’s request, all Marketing Approvals and other regulatory filings and communications owned (in whole or in part) or otherwise controlled by JASPER and its Affiliates, and (subject to Section 9.5(b)) Sublicensees, and all other documents relating to or necessary to further Exploit any Product, as such items exist as of the effective date of such termination (including all documents related to completed and ongoing clinical studies) will be assigned to AMGEN to the extent practicable (or, if not so assigned, JASPER shall make the benefit of the foregoing reasonably available to AMGEN), and JASPER will provide to AMGEN one (1) copy of the foregoing and […***…]. All expenses in relation to such assignment will be borne by […***…], provided that, if this Agreement is terminated by AMGEN pursuant to Section 9.2 (Termination by AMGEN), […***…]. In the event of any failure to obtain assignment, JASPER hereby consents and grants to AMGEN the right to access and reference (without any further action required on the part of JASPER, whose authorization to file this consent with any Regulatory Authority is hereby granted) any such item.

(e)	Upon Amgen’s request, JASPER and AMGEN shall negotiate in good faith an agreement on reasonable, market terms pursuant to which JASPER would grant to AMGEN (i) a worldwide, exclusive license, with the right to grant sublicenses through multiple tiers, solely for use in Exploiting the Products, under Know-How and Patent Rights that are Controlled by JASPER or any of its Affiliates and Sublicensees at the time of termination and that are solely related to a Product and which are necessary for Exploiting such Product, and (ii) a worldwide, non-exclusive license, with the right to grant sublicenses through multiple tiers, solely for use in Exploiting the Products, under Know-How and Patent Rights that are Controlled by JASPER or any of its Affiliates and (subject to Section 9.5(b)) Sublicensees that are not solely related to the Products but that are necessary for Exploiting the Products. For the purpose of clarity, such license would be effective only as of and after the effective date of such termination. Notwithstanding the foregoing, JASPER shall have the right to transfer any proprietary manufacturing information contained in such Know-How to a reputable, third-party contract manufacturer for provision of the relevant Product(s) to AMGEN. Notwithstanding the foregoing, in the event that any of the foregoing Know-How or Patent Rights are not Controlled by JASPER (or any of its Affiliates and Sublicensees) due to the fact that such party would be obligated to make any payments to a Third Party in connection with the grant of the foregoing licenses, then AMGEN shall have the right to assume such payment obligations and should it elect to do so, such Know-How and Patent Rights shall be included in such license grant.

(f)	Upon AMGEN’s request, JASPER will assign (or, if applicable, will cause its Affiliates or (subject to Section 9.5(b)) Sublicensees to assign) to AMGEN all of JASPER’s (and such Affiliates’ and Sublicensees’) right, title and interest in and to any registered or unregistered trademarks or internet domain names that are specific to a Product worldwide (it being understood that the foregoing will not include any trademarks or internet domain names that contain the corporate or business name(s) of JASPER).

(g)	JASPER agrees (and shall cause its Affiliates and use reasonable commercial efforts to cause its Sublicensees as a condition of the grant of the applicable Sublicense to so agree) to fully cooperate with AMGEN and its designee(s) to facilitate a smooth, orderly and prompt transition of the Exploitation of the Products to AMGEN and/or its designee(s). Upon request by AMGEN, JASPER shall transfer to AMGEN some or all quantities of the Products in its possession. If JASPER is, at the time of such termination of this Agreement, party to any Third Party contracts with respect to a Product, then it shall provide AMGEN notice of and (to the extent permitted to do so), copies thereof. JASPER shall assign to AMGEN any such contracts requested by AMGEN, to the extent relating to any Product and to the extent it has the right under such contract(s) to do so (and shall use commercially reasonable efforts to obtain any required consents, […***…])). JASPER shall, […***…], (i) provide any cooperation reasonably requested by AMGEN to ensure uninterrupted supply of the Products ([…***…]), and (ii) if JASPER manufactured a Product at the time of termination, continue to provide for manufacturing of such Product for AMGEN, at […***…] percent […***…] of the fully-burdened manufacturing cost therefore, from the date of notice of such termination until the sooner to occur of such time as AMGEN is able, using commercially reasonable efforts to do so, to secure an acceptable alternative commercial manufacturing source from which sufficient quantities of Product may be procured and legally sold in the Territory or […***…] from the effective date of termination of this Agreement. Except as otherwise expressly provided in this Section 9.5(g), all expenses in relation to such transfers and assignments set forth in this Section 9.5(g) will be borne by […***…], provided that, if this Agreement is terminated by AMGEN pursuant to Section 9.2, […***…].

(h)	If (i) this Agreement is terminated by either AMGEN under Section 9.2 or by either Party under Section 9.4 (Termination Upon Bankruptcy), (ii) prior to such termination, […***…] and (iii) on the effective date of such termination, the […***…], then, notwithstanding anything to the contrary set forth in this Section 9.5 (Effects of Termination), […***…], provided that, for clarity, AMGEN shall have no obligations to […***…].

(i)	If this Agreement is terminated by JASPER under Section 9.3.1 (Breach) or Section 9.3.2 (Efficacy or Safety Issue), then the Percentage, as such term is defined in the Side Letter shall be reduced by 50% to 4%. If this Agreement is terminated pursuant to any other provision of this Article 9, then the Percentage shall remain at 8%.

Section 9.6 Survival. In addition to the termination consequences set forth in Section 9.5 (Effects of Termination), the following provisions will survive termination or expiration of this Agreement: Articles 1 (Definitions), 7 (Indemnification), 8 (Confidentiality), and 10 (Miscellaneous) and Section 3.2 (Assignment Agreement), 4.3 through 4.5 (inclusive) (with respect to any action initiated prior to such expiration or termination), 6.3 (Disclaimer), and this Section 9.6 (Survival). Termination or expiration of this Agreement are neither Party’s exclusive remedy and will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. All other rights and obligations will terminate upon expiration of this Agreement.

Article 10. MISCELLANEOUS

Section 10.1 Entire Agreement; Amendment. This Agreement, the Assignment Agreement, the Clinical Quality Agreement, the Investment Documents and all Exhibits attached hereto or thereto constitute the entire agreement between the Parties as to the subject matter hereof. All prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings with respect to the subject matter of this Agreement are hereby superseded and merged into, extinguished by and completely expressed by this Agreement. None of the Parties shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by all Parties.

Section 10.2 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code to the extent permitted thereunder. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

Section 10.3 Independent Contractors. The relationship between JASPER and AMGEN created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties. No such Party is a legal representative of the other Party, and no such Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Each such Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

Section 10.4 Governing Law. This Agreement and its effect are subject to and shall be construed and enforced in accordance with the laws of the State of New York, without regard to its conflicts of laws, except as to any issue which depends upon the validity, scope or enforceability of any Licensed Patent, which issue shall be determined in accordance with the laws of the country in which such patent was issued.

Section 10.5 Dispute Resolution

(a)	If a dispute arises out of or in connection with this Agreement, including any question regarding its formation, existence, validity or termination (a “Dispute”), then the Dispute shall be finally settled by arbitration under the Rules of Arbitration of the International Institute for Conflict Prevention & Resolution except as modified in this Agreement. The panel shall be comprised of three arbitrators with substantial experience in the pharmaceutical or biotechnology industries (the “Arbitrators”). Each of JASPER and AMGEN shall promptly appoint one Arbitrator, which appointment shall in no event be made later than 30 days after the commencement of the arbitration. The third Arbitrator, who shall serve as the presiding arbitrator, shall be appointed promptly by mutual agreement of the two Party-appointed Arbitrators, but in no event later than 30 days after the date of the second Arbitrator’s appointment.

(b)	The seat, or legal place of arbitration, shall be San Francisco, California, and the Parties shall use reasonable efforts to expedite the arbitration if requested by either Party. The language of the arbitration shall be English.

(c)	The Arbitrators shall, within 30 days after the conclusion of the final arbitration hearing, issue a written award and reasoned decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. This time limit may be extended by the Arbitrators for good cause shown, or by mutual agreement of the Parties. The decision or award rendered by the Arbitrators shall be final and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction. The Arbitrators shall not have the power to grant any award or remedy other than such awards or remedies that are available under the applicable Law.

(d)	Each Party shall bear its own counsel fees, costs, and disbursements arising out of the dispute resolution procedures described in this Section 10.5 and shall pay an equal share of the fees and costs of the Arbitrators, and all other general fees related to any arbitration described in this Section 10.5, as applicable. Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding described in this Section 10.5 is pending under this Agreement, the Parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of such pending arbitration proceeding.

(e)	The existence and content of the arbitral proceedings and any rulings or award of the Arbitrators shall be deemed Confidential Information of both Parties under Article 8, except that disclosures thereof shall be permitted to the extent necessary to protect or pursue a legal right, or to enforce or challenge an award. Notwithstanding anything to the contrary, either Party may disclose matters relating to the arbitration or the arbitral proceedings where necessary for the preparation or presentation of a claim or defense in such arbitration.

(f)	Nothing contained in this Agreement shall preclude either Party from seeking interim or other provisional equitable relief from a court of competent jurisdiction to preserve the status quo or prevent irreparable harm or to enforce any award or remedy of the Arbitrators determined pursuant to this Section 10.5, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding, and shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.

(g)	Notwithstanding anything to the contrary herein, in the event that a Dispute arises with respect to the validity, scope, enforceability, inventorship or ownership of any Patent Rights, trademark or other intellectual property rights, either Party may bring an action in a court of competent jurisdiction in accordance with this Agreement (or, as applicable, with any patent or trademark authority of competent jurisdiction) to resolve any such Dispute, and no such Dispute shall be subject to arbitration pursuant to this Section 10.5.

Section 10.6 Notice. Any notice required or permitted to be given by this Agreement shall be in writing, in English. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective if (a) delivered by hand or by overnight courier with tracking capabilities, (b) mailed postage prepaid by first class, registered, or certified mail, or (c) delivered by facsimile followed by delivery via either of the methods set forth in clauses (a) and (b) of this Section 10.6 (Notices), in each case, addressed as set forth below unless changed by notice so given:

If to JASPER:	Jasper Therapeutics, Inc.
725 Mariposa Avenue
Mountain View, California CA 94041
Attn: Susan Prohaska
Telephone: […***…]
Facsimile: […***…]

with copies (which shall not constitute notice) to:

Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
Attn: Marya A. Postner, Ph.D.
Telephone: […***…]
Facsimile: […***…]

If to AMGEN:	Amgen Inc.
One Amgen Center Drive
Thousand Oaks, CA 91320-1799
Attn: Corporate Secretary
Telephone: […***…]
Facsimile: […***…]

Any such notice shall be deemed given on the date received, except any notice received after 5:00 p.m. (in the time zone of the receiving Party) on a Business Day or received on a non-Business Day shall be deemed to have been received on the next Business Day. A Party may add, delete, or change the Person or address to which notices should be sent at any time upon written notice delivered to the Party’s notices in accordance with this Section 10.6 (Notices).

Section 10.7 Compliance With Law; Severability. Nothing in this Agreement shall be construed to require the commission of any act contrary to Law. If any one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

Section 10.8 Non-Use of Names. AMGEN shall not use the name, trademark, logo, or physical likeness of JASPER or any of its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without JASPER’s prior written consent. AMGEN shall require its Affiliates to comply with the foregoing. JASPER shall not use the name, trademark, logo, or physical likeness of AMGEN or any of its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without AMGEN’s prior written consent. JASPER shall require its Affiliates and Sublicensees to comply with the foregoing.

Section 10.9 Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein may be assigned by either Party, in whole or in part, without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed except that either Party shall be free to assign this Agreement (i) to an Affiliate of such Party (for so long as such Affiliate remains an Affiliate) provided that such Party shall remain liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate, or (ii) subject to the terms of this Agreement and the Investment Documents, in connection with any merger, sale of such Party or sale of all or substantially all of the assets of the Party that relate to this Agreement (a “Sale Transaction”), without the prior consent of the non-assigning Party. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties hereto. Any assignment of this Agreement in contravention of this Section 10.9 (Successors and Assigns) shall be null and void.

Section 10.10 Sale Transaction or Amgen Acquisition. In the event of (a) a Sale Transaction, or (b) the acquisition by AMGEN of all or substantially all of the business of a Third Party (together with any entities that were Affiliates of such Third Party immediately prior to such acquisition, an “AMGEN Acquiree”), whether by merger, sale of stock, sale of assets or otherwise (an “AMGEN Acquisition”), intellectual property rights of the acquiring party in a Sale Transaction, if other than one of the Parties to this Agreement (together with any entities that were Affiliates of such Third Party immediately prior to such Sale Transaction, a “Third Party Acquirer”), or the AMGEN Acquiree, as applicable, shall not be included in the technology licensed hereunder or otherwise subject to this Agreement.

Section 10.11 Waivers. A Party’s consent to or waiver, express or implied, of any other Party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching Party. A Party’s failure to complain of any act, or failure to act, by the other Party, to declare the other Party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder, of any such breach, or of any other obligation or condition. A Party’s consent in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance and in any event no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the Party granting such consent or waiver.

Section 10.12 No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except for the provisions of Article 7 (Indemnification) (with respect to which the persons to which Article 7 (Indemnification) applies shall be Third Party beneficiaries for Article 7 (Indemnification) only in accordance with the terms and conditions of Article 7 (Indemnification)).

Section 10.13 Headings; Exhibits. Article and Section headings used herein are for convenient reference only, and are not a part of this Agreement. All Exhibits are incorporated herein by this reference.

Section 10.14 Interpretation. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. All references to a “business day” or “business days” in this Agreement means any day other than a day which is a Saturday, a Sunday or any day banks are authorized or required to be closed in San Francisco, California. The language in all parts of this Agreement shall be deemed to be the language mutually chosen by the Parties. The Parties and their counsel have cooperated in the drafting and preparation of this Agreement, and this Agreement therefore shall not be construed against any Party by virtue of its role as the drafter thereof.

Section 10.15 Counterparts. This Agreement may be executed in counterparts by a single Party, each of which when taken together shall constitute one and the same agreement, and may be executed through the use of facsimiles or .pdf documents.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

JASPER THERAPEAUTICS, INC.		AMGEN INC.

By:	/s/ Susan Prohaska	By:	/s/ Robert A. Bradway
Name:	Susan Prohaska	Name:	Robert A. Bradway
Title:	Chief Executive Officer	Title:	Chairman of the Board, President & CEO

Signature Page to the Exclusive License Agreement